Exhibit (h)(12)


                          EXPENSE LIMITATION AGREEMENT

                                     Between
                              THE TOCQUEVILLE TRUST
                                       and
                        TOCQUEVILLE ASSET MANAGEMENT L.P.

        EXPENSE LIMITATION AGREEMENT, effective as of October 8, 2003, by and between The Tocqueville Trust (the "Trust"), on behalf of The Tocqueville Genesis Fund series of the Trust (the "Genesis Fund"), and Tocqueville Asset Management L.P. (the "Advisor").

        The Advisor hereby agrees to limit the fees payable to it pursuant to the Investment Advisory Agreement between the Advisor and the Trust, on behalf of the Genesis Fund, in order to maintain the annual operating expenses of the Genesis Fund to not more than 1.95% per annum of the average daily net assets of the Genesis Fund.

        This Agreement shall remain in effect until October 8, 2005.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

                                    THE TOCQUEVILLE TRUST, on behalf of The
                                    Tocqueville Genesis Fund



                                    By: /s/ Robert W. Kleinschmidt
                                        ------------------------------
                                        Name: Robert W. Kleinschmidt
                                        Title: President


                                    TOCQUEVILLE ASSET MANAGEMENT L.P.



                                    By: /s/ Roger Cotta
                                        ------------------------------
                                        Name: Roger Cotta
                                        Title: Chief Operating Officer

Dated: September 18, 2003